EXHIBIT 12

          GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
 STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (Unaudited)
                  (Dollar amounts in millions)

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

                                      For the year ended December 31,
                                        ---------------------------
                                          1997     1996    1995
                                         -----    -----   -----
Fixed charges:
 Total interest costs                    $ 476   $  490  $  471
 One-third of rent expense                  25       23      21
                                         -----   ------  ------
Total fixed charges                        501      513     492
                                         -----    -----  ------

Add (deduct):
 Income before income taxes,
   extraordinary item and
   accounting change                       235      296   1,697
 Interest capitalized,
   net of amortization                       6     (12)    (18)
                                         ------  ------  ------
                                           241      284   1,679
                                         ------  ------  ------
Earnings for fixed charges               $ 742   $  797  $2,171
                                         ======  ======  ======
Ratio of earnings to fixed charges        1.48     1.55    4.41
                                         ======  ======  ======

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